EXHIBIT 10.2

MODIFICATION AGREEMENT

This MODIFICATION AGREEMENT (this “Agreement”) is made and entered into as of October 22, 2009, by and between Winmark Corporation, a Minnesota corporation (“Winmark”) and BridgeFunds, LLC, a Nevada limited liability company (“BridgeFunds”).

Reference is made to the Securities Purchase Agreement, dated as of October 13, 2004, as amended (the “Purchase Agreement”), by and between Winmark and BridgeFunds Limited, a Nevada corporation (“BridgeFunds Limited”), pursuant to which, among other things, Winmark purchased from BridgeFunds Limited (i) the Initial Note on October 13, 2004 in the principal amount of $500,000, (ii) the Second Note on February 8, 2005 in the principal amount of $500,000, (iii) the Third Note on May 20, 2005 in the principal amount of $500,000, (iv) the Fourth Note on May 15, 2006 in the principal amount of $500,000, and (v) a seven-year warrant numbered W-1 (the “Warrant”) to purchase 256,741 shares of common stock.  The Initial Note, Second Note, Third Note and Fourth Note are sometimes referred to herein as the “Notes” and each individually as a “Note”.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement.

Pursuant to a Contribution Agreement and Bill of Sale dated August 23, 2007 (a) BridgeFunds Limited assigned all of its assets, properties and rights (including, without limitation, those rights arising under the Purchase Agreement, the Notes and the Warrant) to BridgeFunds, and (b) BridgeFunds assumed all the obligations and liabilities of BridgeFunds Limited (including, without limitation, those obligations and liabilities under the Purchase Agreement, the Notes and the Warrant).

BridgeFunds proposes to enter into an Asset Purchase Agreement (the “Rewind Purchase Agreement”) with BridgeFunds Rewind LLC (“Rewind”), pursuant to which Rewind will purchase the platform assets of BridgeFunds.  Following such purchase, A. Mark Berlin, Jr. may resign as a Manager of BridgeFunds and from any positions he holds as an officer of BridgeFunds, including from his office as BridgeFunds’ President and Chief Executive Officer.  BridgeFunds also proposes to enter into a Sub-Servicing Agreement with Rewind (the “Sub-Servicing Agreement”, and together with the Rewind Purchase Agreement, the “Transaction Documents”) pursuant to which Rewind will act as sub-servicer under each separate Servicing Agreement between BridgeFunds and its subsidiaries.

1        BridgeFunds agrees and acknowledges that (a) the execution, delivery and performance of the Transaction Documents by BridgeFunds and Rewind, and the consummation of the transactions contemplated by the Transaction Documents, would entitle Winmark to declare the entire outstanding principal amount of each Note, and unpaid accrued interest thereon, immediately due and payable pursuant to Section 5.2(ii) of such Note, and could constitute events causing the termination of the term of the Warrant under Section 1(a)(ii) or 1(a)(iii) of the Warrant, and (b) the resignation of A. Mark Berlin, Jr. would entitle Winmark to declare the entire outstanding principal amount of each Note, and unpaid accrued interest thereon, immediately due and payable pursuant to Section 5.2(iii) of such Note.

2                       BridgeFunds agrees and acknowledges that (a) the execution, delivery and performance of the Transaction Documents by BridgeFunds and Rewind, and the consummation of the transactions contemplated by the Transaction Documents, would entitle Winmark to declare the entire outstanding principal amount of each Note, and unpaid accrued interest thereon, immediately due and payable pursuant to Section 5.2(ii) of such Note, and could constitute events causing the termination of the term of the Warrant under Section 1(a)(ii) or 1(a)(iii) of the Warrant, and (b) the resignation of A. Mark Berlin, Jr. would entitle Winmark to declare the entire outstanding principal amount of each Note, and unpaid accrued interest thereon, immediately due and payable pursuant to Section 5.2(iii) of such Note.

3                       Subject to the agreements, conditions, covenants and arrangements described below, Winmark hereby (a) consents to and approves of (i) the execution, delivery and performance of the Transaction Documents by BridgeFunds and Rewind, in substantially the form presented by BridgeFunds to Winmark prior to the date of this Agreement, and (ii) the consummation of the transactions contemplated by the Transaction Documents, (b) agrees that Winmark shall not, at any time, declare any or all of the indebtedness or other obligations of BridgeFunds or any of the affiliates of BridgeFunds, including without limitation the entire outstanding principal amount of any of the Notes and unpaid accrued interest thereon, immediately due and payable under Section 5.2(ii) or 5.2(iii) of each such Note due solely to the execution, delivery or performance of the Transaction Documents, or the resignation of A. Mark Berlin, Jr. from his position as a Manager, the President, the Chief Executive Officer or any other office of BridgeFunds, (c) agrees that none of the transactions contemplated by the Transaction Documents nor the resignation of A. Mark Berlin, Jr. from his position as a Manager, the President, the Chief Executive Officer or any other office of BridgeFunds shall be deemed to (i) constitute a “Mandatory Prepayment Event”, as such term is defined in Section 5.2 of each Note, under any such Note, or an “Event of Default”, as such term is defined in Section 3 of each Note, under any such Note or (ii) otherwise give rise to any remedy of Winmark under any Note or the Purchase Agreement, and (d) waives the notice required by Sections 1(a)(ii) and 1(a)(iii) of the Warrant with respect to the transactions contemplated by the Transaction Documents.

4                       Subject to the agreements, conditions, covenants and arrangements described below, BridgeFunds and Winmark hereby agree (a) that the maturity date in clause (i) of the first paragraph of each Note will be changed to September 30, 2010, and (b) that BridgeFunds will on the third Business Day of each month commencing in November, 2009 (each a “Payment Date”) make payments on the Notes and the Bridge Notes in an amount equal to Available Cash Flow for the month ending immediately prior to each such Payment Date.  Such payments will be allocated between the Notes and the Bridge Notes pro rata in the same ratio that the outstanding principal amount of the Notes (whether or not then due and payable) bears to the outstanding principal amount of the Bridge Notes then due and payable.  Payments allocated to the Notes will be applied first to accrued and unpaid interest on the Notes, and then to the outstanding principal amount of the Notes.  All payments on the Notes will allocated among the Notes pro rata in accordance with the outstanding principal amounts thereof.  “Available Cash Flow” means, for any month, (a) all payments and distributions received by BridgeFunds from its subsidiaries during such month, minus (b) the sum of (1) the monthly fixed fees payable to Rewind under the Sub-Servicing Agreement during such month (including any past due amounts from any prior month), (2)  reimbursable out-of-pocket expenses payable to Rewind under the Sub-Servicing Agreement during such month (including any past due amounts from any prior month), (3) other ordinary and necessary operating expenses of BridgeFunds for such month (including any expenses incurred in connection with the consummation of the transactions contemplated in this Agreement or the Transaction Documents and unpaid or past due amounts from any prior month), and (4) amounts required to fund or replenish the $100,000 reserve fund under the Sub-Servicing Agreement during such month. “Bridge Notes” means collectively, (a) that certain Note of BridgeFunds dated June 30, 2009 in the principal amount of $100,000, payable to High Ridge Advisors, (b) that certain Note of BridgeFunds dated June 30, 2009 in the principal amount of $100,000, payable to Scott H. Anderson, (c) that certain Note of BridgeFunds dated July 23, 2009 in the principal amount of $100,000, payable to RBC Capital Markets Corp, FBO William Hartfiel III IRA, (d) that certain Note of BridgeFunds dated July 27, 2009 in the principal amount of $50,000, payable to Richard T. and Mary K. Ostlund, and (e) that certain Note of BridgeFunds dated September 17, 2009 in the principal amount of $100,000, payable to Eugene W. Shatz.

5        Amendment to Section 2 of each of the Notes.  The first sentence of Section 2 of each of the Notes is hereby amended to provide that (i) the interest rate shall be fifteen percent (15%) per annum effective as of the date of this Agreement, and (ii) in lieu of quarterly payments of interest, BridgeFunds will pay interest to Winmark monthly on each Payment Date to the extent of Available Cash Flow allocated to the Notes pursuant to Section 4 of this Agreement.  All other provisions in Section 2 of the Notes shall continue in full force and effect.

6                       Additional Events of Default.  BridgeFunds and Winmark further agree that in addition to the Events of Default of Sections 3(i), (ii), (iii), and (iv) of each of the Notes, which shall continue in full force and effect, subject to the modifications for the events contemplated above, the breach by BridgeFunds of any of the covenants or agreements in this Agreement will constitute an Event of Default under each of the Notes.

7                       Mandatory Prepayments.

a.             Section 5.2(i) of each of the Notes is amended and restated in its entirety to read as follows:

(i)  The consummation of a transaction or series of related transactions pursuant to which there is a change of (a) possession, directly or indirectly, of the power to direct or cause the direction of management of policies of the Company (whether through ownership of securities or other ownership interests, by contract or otherwise); and/or (b) ownership, directly or indirectly, of more than twenty five (25%) of the outstanding equity interests of the Company; or

b.             The following new Section 5.2(v) is added to each of the Notes:

(v)  a majority of the Board of Managers of BridgeFunds, LLC who are managers as of October 22, 2009 cease to be managers of BridgeFunds, LLC, or a majority of board of directors of BridgeFunds Limited who are directors as of October 22, 2009 cease to be directors of BridgeFunds Limited; or

c.             The following new Section 5.2(vi) is added to each of the Notes:

(vi)  if A. Mark Berlin, Jr. ceases to be a Member or a Manager of BridgeFunds Rewind LLC.

8                       Additional Covenants.

8. (i)               Until the principal and interest on the Notes has been paid in full, BridgeFunds shall not:

(i) make any principal payments (including any past due amounts) on the Bridge Notes except in accordance with Section 4 of this Agreement;

(ii) declare, set aside or pay any dividends on, or make any other distributions in respect of its equity interests or securities;

(iii) purchase, redeem or otherwise acquire any of its equity interests or securities, nor purchase, redeem or otherwise acquire any equity interests or securities of any of its subsidiaries;

(iv)  enter into any amendment to the Sub-Servicing Agreement without the consent of Winmark, such consent not to be unreasonably withheld or delayed;

(v)  hold any equity interest in any other entity or subsidiary other than those subsidiaries that BridgeFunds holds any equity interest in as of the date of this Agreement; or

(vi)  engage in any business other than as reasonably necessary to collect outstanding receivables of it and its subsidiaries, and to liquidate and wind up its business.

8. (i)     BridgeFunds shall pay the reasonable legal expenses and costs of Winmark’s outside counsel in connection with the preparation of this Agreement not to exceed $5,000.

8. (i)     Promptly following the execution and delivery of the Transaction Documents, BridgeFunds will deliver to Winmark copies of the executed Transaction Documents which shall not be materially different from drafts provided to Winmark prior to the date hereof.

9                       Representations and Warranties.  Each of BridgeFunds and Winmark hereby represent and warrant to each other as follows:

9. (i)     It has all requisite power and authority to execute this Agreement and any other agreements or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and this Agreement and all such agreements and instruments have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable in accordance with its terms.

9. (i)     The execution, delivery and performance by it of this Agreement and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to it, or its articles of incorporation, organization, association or similar charter, the operating agreement, or similar by-laws, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected.

10      No Waiver.  Except as set forth in this Agreement, the execution of this Agreement and the acceptance of all other agreements and instruments related thereto shall not be deemed a waiver of any Event of Default under the Notes or a waiver of any breach, default, or event of default under any other document or agreement, whether or not known to Winmark and whether or not existing on the date of this Agreement.

11      No Assignment; Counterparts; Entire Agreement.  Winmark and BridgeFunds agree and acknowledge that Winmark shall not be permitted to assign its right, title and interest in and under any Note to any other person unless such person agrees in writing to all of the terms and conditions of this Agreement.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written and oral negotiations, agreements and understandings with respect thereto.  The terms and conditions of this Agreement embody the full extent of the parties’ reasonable expectations regarding the matter described herein.

12      Other Agreement Remain in Force.  Except as set forth in this Agreement, all obligations, covenants and agreements of the parties under each of the Notes and the Purchase Agreement remain in full force and effect.

[Signatures follow]

IN WITNESS WHEREOF, each of Winmark and BridgeFunds has caused this Agreement to be executed on the date first written above by its respective officer or other representative thereunder duly authorized.

WINMARK CORPORATION

By:	/s/ Anthony D. Ishaug
Name: Anthony D. Ishaug
Title: Chief Financial Officer

BRIDGEFUNDS, LLC

By:	/s/ Kenneth Klein
Name: Kenneth Klein
Title: Manager